ConforMIS Reports Third Quarter 2017 Financial Results
BILLERICA, Mass., November 1, 2017 (GLOBE NEWSWIRE) -- ConforMIS, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient's unique anatomy, announced today financial results for the third quarter ended September 30, 2017.
Q3 Summary:

•	Total revenue of $18.4 million, down 1.2% year-over-year on a reported basis and down 1.6% on a constant currency basis

•	Product revenue of $18.2 million, down 1.2% year-over-year on a reported basis and down 1.6% on a constant currency basis

•	U.S. product revenue increased 3.8% year-over-year

•	Rest of World product revenue decreased 23.1% year-over-year on a reported basis and decreased 25.0% year-over-year on a constant currency basis

•	Gross margin of 40%, an increase of 800 basis points year-over-year
"We are pleased with our third quarter results as we saw improved commercial performance in the US and excellent progress in our operating performance for the quarter,” said Mark Augusti, President and Chief Executive Officer of ConforMIS, Inc. “We are especially pleased with our continued progress on gross margin realizing an 800 basis point improvement over prior year. Consistent with what we have communicated previously, we remain on track as we enter the last quarter of the year.”
Third Quarter 2017 Financial Results

Revenue	Three months ended September 30,		Increase/decrease
($, in thousands)	2017	2016	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$15,519	$14,946	$573	3.8%	3.8%
Rest of world	2,657	3,454	(797)	-23.1%	-25.0%
Product revenue	18,176	18,400	(224)	-1.2%	-1.6%
Royalty revenue	249	243	6	2.4%	2.4%
Total revenue	$18,425	$18,643	(218)	-1.2%	-1.6%

Total revenue decreased $0.2 million to $18.4 million, or 1.2% year-over-year on a reported basis and decreased 1.6% on a constant currency basis. Total revenue in the third quarter of 2017 included royalty revenue related to patent license agreements of $0.2 million which was consistent with the third quarter of 2016.
Product revenue decreased $0.2 million to $18.2 million, or 1.2% year-over-year on a reported basis and decreased 1.6% on a constant currency basis. U.S. product revenue increased $0.6 million to $15.5 million, or 3.8% year-over-year, and Rest of World product revenue decreased $0.8 million to $2.7 million, or 23.1% year-over-year on a reported basis and decreased 25% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni was $13.0 million for the three months ended September 30, 2017 compared to $14.4 million for the three months ended September 30, 2016, a decrease of $1.4 million, or 10% year-over-year on a reported and constant currency basis. Product revenue from sales of iTotal PS was $5.2 million for the three months ended September 30, 2017 compared to $4.0 million for the three months ended September 30, 2016, an increase of $1.2 million, or 29% year-over-year on a reported and constant currency basis.
Gross profit increased $1.3 million to $7.3 million, or 40% of revenue, in the third quarter of 2017, compared to $6.0 million, or 32% of revenue, in the third quarter of 2016. The 800 basis point increase in gross margin year-over-year was driven primarily by cost reductions as a result of vertical integration and manufacturing efficiencies.
Total operating expenses increased $1.3 million to $20.2 million, or 7% year-over-year. The increase in operating expenses was driven primarily by higher general and administrative costs, partially offset by lower sales and marketing costs.
Net loss was $12.5 million, or $0.29 per basic share, in the third quarter of 2017, compared to a net loss of $12.8 million, or $0.31 per basic share, for the same period last year. The decrease in third quarter net loss was driven primarily by higher gross profit and higher foreign currency exchange transaction income related to international intercompany receivables, partially offset by an increase in operating expenses.
As of September 30, 2017, the Company’s cash and cash equivalents and investments totaled $54.5 million, compared to $65.5 million as of December 31, 2016.
Note on Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis.
Conference Call
As previously announced, ConforMIS will conduct a conference call and webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. To participate in the conference call, please call 877-809-6331 (or 615-247-0224 for international) and use conference ID number 99181599 or listen to the webcast in the investor relations section of the company's website at ir.conformis.com. The online archive of the webcast will be available on the company's website for 30 days.
About ConforMIS, Inc.
ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In clinical studies, ConforMIS’ iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 450 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.
For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.
Cautionary Statement Regarding Forward-Looking Statements
Any statements in this press release about our future expectations, plans and prospects, including statements about our strategy, future operations, future financial position and results, market growth, total revenue and revenue mix by product and geography, gross margin, operating trends, the potential impact and advantages of using customized implants, and potential transition at the Company as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect,"

"intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our revenue, gross margin, expenses, revenue growth, transition and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:    Investor contact
Oksana Bradley
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenue
Product	$18,176	$18,400	$56,601	$57,486
Royalty	249	243	763	740
Total revenue	18,425	18,643	57,364	58,226
Cost of revenue	11,111	12,645	37,307	39,564
Gross profit	7,314	5,998	20,057	18,662

Operating expenses
Sales and marketing	8,741	9,301	28,932	31,063
Research and development	4,081	4,099	12,976	12,474
General and administrative	7,402	5,503	22,304	17,285
Total operating expenses	20,224	18,903	64,212	60,822
Loss from operations	(12,910)	(12,905)	(44,155)	$(42,160)

Other income and expenses
Interest income	137	127	367	409
Interest expense	(718)	(4)	(1,397)	$(104)
Foreign currency exchange transaction income	1,099	34	3,606	34
Total other income (expenses), net	518	157	2,576	339
Loss before income taxes	(12,392)	(12,748)	(41,579)	$(41,821)
Income tax provision	80	14	143	27

Net loss	$(12,472)	$(12,762)	$(41,722)	$(41,848)

Net loss per share - basic and diluted	$(0.290)	$(0.310)	$(0.970)	$(1.010)
Weighted average common shares outstanding - basic and diluted	43,468,559	41,682,244	43,182,090	41,332,958

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

			September 30, 2017	December 31, 2016

Assets	(unaudited)
Current Assets
Cash and cash equivalents	$26,547	$37,257
Investments	27,951	28,242
Accounts receivable, net	12,599	14,675
Inventories	10,577	11,720
Prepaid expenses and other current assets	2,516	3,954
Total current assets	80,190	95,848
Property and equipment, net	16,310	15,084
Other Assets
Restricted cash	462	300
Investments	--	--
Intangible assets, net	574	746
Goodwill	6,731	753
Other long-term assets	18	79
Total assets	$104,285	$112,810

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$4,335	$5,474
Accrued expenses	8,314	8,492
Deferred revenue	305	305
Total current liabilities	12,954	14,271
Other long-term liabilities	652	164
Deferred tax liabilities	42	--
Deferred revenue	4,091	4,320
Long-term debt, less debt issuance costs	29,640	--
Total liabilities	47,379	18,755
Commitments and contingencies	--	--
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at September 30, 2017 and December 31, 2016, respectively, no shares outstanding as of September 30, 2017 and December 31, 2016	--	--
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares at September 30, 2017 and December 31, 2016; 45,292,573 and 43,399,547 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	--	--
Additional paid-in capital	484,665	476,486
Accumulated deficit	(424,963)	(382,930)
Accumulated other comprehensive (loss) income	(2,796)	499
Total stockholders' equity	56,906	94,055
Total liabilities and stockholders' equity	$104,285	$112,810